Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement, dated as of October ___, 2020 (this “Agreement”), among Cytocom, Inc., a Delaware corporation (“CYTO”), and the undersigned stockholder of Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”) listed on Schedule A hereto (the “Stockholder”). Certain terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with this Agreement, CBLI, High Street Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of CBLI (“Merger Sub”), and CYTO are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into CYTO, with the CYTO continuing as the surviving corporation in the merger and as a wholly owned subsidiary of CBLI (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the number of shares of CBLI Common Stock, par value $0.005 per share, set forth opposite the Stockholder’s name on Schedule A hereto (such CBLI Common Stock together with any additional shares of capital stock of CBLI or other voting securities of CBLI of which the Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, gift, as a result of a stock dividend, stock split, recapitalization, exchange, transfer or change of such shares, or upon exercise or conversion of any equity awards or other securities or rights to receive shares of CBLI Common Stock, the Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to CYTO’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, CYTO has required the Stockholder to enter into this Agreement; and

WHEREAS, the Stockholder acknowledges that CYTO is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement and would not enter into the Merger Agreement if the Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, CYTO and the Stockholder hereby agree as follows:

1.     Agreement to Vote. Prior to the Termination Date (as defined herein), subject to the terms and conditions set forth herein, the Stockholder hereby irrevocably and unconditionally agrees that it shall, at any duly called meeting of the CBLI Stockholders (whether annual or special meeting and whether or not such meeting is adjourned, delayed or postponed) (a “Stockholder Meeting”), called for the purpose of considering the Merger or any Acquisition Proposal, or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to or in connection with the adoption of the Merger Agreement, the approval of the Merger or any of the Contemplated Transactions is sought:

(a)     when a Stockholder Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by CBLI for written consent, if any, and

(b)     vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares:

(i)     in favor of (A) the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other Contemplated Transactions, including the issuance of shares of CBLI Common Stock to the CYTO Stockholders pursuant to the terms of the Merger Agreement and the amendment of the articles of incorporation of CBLI to reflect an increase the authorized capital stock of CBLI; and (B) approving any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held; and

(ii)     against:

(A)     any Acquisition Proposal; and

(B)     any other action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of CBLI under the Merger Agreement.

To the extent that the Stockholder does not control, by himself, herself or itself, the determinations of such Stockholder entity, the Stockholder agrees to exercise all voting or other determination rights he, she or it has in such Stockholder entity to carry out the intent and purposes of his, her or its voting and support obligations in this Section 1 and otherwise set forth in this Agreement.

2.     Grant of Irrevocable Proxy; Appointment of Proxy.

(a)     The Stockholder hereby irrevocably grants to, and appoints, CYTO, the executive officers of CYTO, and any other designee of CYTO, each of them individually, the Stockholder’s irrevocable (until the Termination Date) proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the Stockholder’s name, to vote or grant consent or approval in respect of the Covered Shares in accordance with Section 1 at any Stockholder Meeting or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the supported matters.

(b)     The Stockholder agrees to execute in a timely manner such documents or certificates evidencing such proxy as CYTO may reasonably request.

(c)     The Stockholder represents that any proxies heretofore given in respect of the Covered Shares are not irrevocable, and that any such proxies are hereby revoked by entering this Agreement.

(d)     The Stockholder hereby affirms that the proxy set forth in this Section 2 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement.

3.     No Inconsistent Agreements. The Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, the Stockholder: (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any tender, voting or other similar agreement or arrangement, or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

4.     Termination. This Agreement shall terminate upon the earliest of: (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by CYTO to the Stockholder (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 14 to 26 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5.     Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to CYTO as follows:

(a)     Ownership of Covered Shares. The Stockholder is the record and beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of Liens other than as created by this Agreement. The Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, or otherwise shares voting power, the power of disposition, the power to demand appraisal rights with another individual or entity that is party to a voting and support agreement with CYTO in substantially similar form to this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. Other than the Covered Shares (and shares of CBLI Common Stock that may be acquired upon the exercise of equity awards outstanding on the date hereof), the Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of CBLI or (ii) securities of CBLI convertible into or exchangeable for shares of capital stock or voting securities of CBLI. The Covered Shares are not subject to any voting trust agreement or other Contract to which the Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Covered Shares. The Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.

(b)     Due Authorization. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by the Stockholder, the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have, if the Stockholder is not a natural person, been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of his/her obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by CYTO, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)     No Breach. Except for the applicable requirements of the Exchange Act, the execution, delivery and performance of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby do not (i) conflict with or violate any Law or Order to which the Stockholder or any of his/her assets is subject or (ii) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of the Stockholder pursuant to or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice any court, other Governmental Body or other Person pursuant to, the provisions of any Contract to which the Stockholder is a party.

(d)     No Litigation. There are no Actions pending, or to the Stockholder’s Knowledge, threatened against the Stockholder, at Law or in equity, or before or by any Governmental Body, and the Stockholder is not subject to or in violation of any Order that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by CYTO of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e)     Finder’s Fees. Except as provided in the Merger Agreement or CBLI Disclosure Letter, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions or this Agreement based on any arrangement or agreement made by or on behalf of the Stockholder.

(f)     Reliance. The Stockholder understands and acknowledges that CYTO is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

6.     Certain Covenants of Stockholder. The Stockholder hereby covenants and agrees as follows:

(a)     Prior to the Termination Date, except in his, her or its capacity as a director, executive officer or other fiduciary of the Company, the Stockholder shall not, and shall cause his, her or its Subsidiaries not to, and shall instruct his/her and their respective Representatives not to, directly or indirectly:

(i)     initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to CBLI;

(ii)     participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, CBLI or any of its Subsidiaries or afford access to the properties, books or records of CBLI or any of its Subsidiaries to any Person that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal with respect to CBLI;

(iii)     enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an Acquisition Proposal with respect to CBLI; or

(iv)     make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Covered Shares intending to facilitate any Acquisition Proposal or cause CBLI Stockholders not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b)     Except in his, her or its capacity as a director, executive officer or other fiduciary of the Company, the Stockholder shall, and shall cause his, her or its Subsidiaries to, and shall instruct his, her or its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than CYTO and its Affiliates) conducted heretofore by the Stockholder or any Subsidiary thereof or any of his/her or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal.

(c)     Prior to the Termination Date, and except as contemplated hereby, the Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any Contract or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his/her obligations under this Agreement; provided that the Stockholder may (x) Transfer Covered Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, and the Stockholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to CYTO, in which case the Stockholder shall remain responsible for any breach of this Agreement by such transferee, or Transfer Covered Shares at such Stockholder’s death pursuant to Law or such Stockholder’s estate plan (provided, that the transferee agrees in a signed writing to be bound by and comply with the provisions of this Agreement or (y) surrender Covered Shares to the Company in connection with the vesting, settlement or exercise of CBLI Equity Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of CBLI Options, the exercise price thereon. In furtherance of the foregoing, the Stockholder hereby authorizes the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares..

7.     Stockholder Capacity. This Agreement is being entered into by the Stockholder solely in its capacity as a record or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of any Stockholder or his/her Affiliates who is a director, officer or employee of CBLI to take any action in his or her capacity as a director, officer or employee of CBLI to the extent specifically permitted by the Merger Agreement.

8.     Waiver of Appraisal and Dissenters’ Rights and Actions. The Stockholder shall not exercise (a) any rights to demand appraisal of any Covered Shares or (b) the right to dissent that may arise with respect to the Merger, and hereby waives any such rights of appraisal or rights to dissent that the Stockholder may have under applicable Law or otherwise, including by Contract. The Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (ii) alleges that the execution and delivery of this Agreement or the Merger Agreement breaches any fiduciary duty of the CBLI Board in connection with the Contemplated Transaction, (iii) makes any claim with respect to SEC disclosure (or other disclosure to the CBLI Stockholders) in connection with the negotiation, execution or delivery of this Agreement or the Merger Agreement or the approval or consummation of the Merger, or (iv) makes any aiding and abetting or similar claim against CYTO, or any of its Affiliates or Representatives, in connection with the foregoing.

9.     Disclosure. The Stockholder hereby authorizes CYTO to publish and disclose in any announcement or disclosure required by the SEC (including the Registration Statement to be filed with the SEC pursuant to the Merger Agreement) or other Governmental Body, or any disclosure document that CYTO reasonably determines to be necessary in connection with the Merger and the Contemplated Transactions, including the text of this Agreement, the Stockholder’s identity and ownership of the Covered Shares, and the nature of the Stockholder’s obligations under this Agreement.

10.     Confidentiality. The Stockholder agrees (a) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (b) except as required by law or legal process not to divulge any such non-public information to any third Person.

11.     Further Assurances. From time to time, at the request of CYTO and without further consideration, the Stockholder shall take such further action as may reasonably be deemed by CYTO to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

12.     Non-Survival of Representations and Warranties. The representations and warranties of the Stockholder contained herein shall not survive the Termination Date.

13.     Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

14.     Waiver. No failure or delay of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

15.     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

(i)     If to the Stockholder, to the address set forth on the signature page to this Agreement.

(ii)     If to CYTO:

Cytocom, Inc.

3001 Aloma Avenue

Winter Park, FL 32792

Attention: Chief Legal Officer

Email: legal@cytocom.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

Facsimile: (215) 689-4692

Attention: Rachael Bushey

Jennifer Porter

Email: rachael.bushey@troutman.com

jennifer.porter@troutman.com

16.     No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17.     Governing Law. This Agreement (and any claims or disputes arising out of or relating hereto or the obligations of the Stockholder hereunder or the Contemplated Transactions, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

18.     Submission to Jurisdiction. The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in this Section 19.

19.     Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

20.     Enforcement. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to the Termination Date, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under any applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

22.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

23.     Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among and between any of the parties hereto with respect to the subject matter hereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

24.     Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

25.     No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature page follows.]

IN WITNESS WHEREOF, CYTO and the Stockholder have caused this Agreement to be duly executed as of the date first written above.

CYTOCOM INC.

By: _______________________________

Name: _____________________________

Title: ______________________________

STOCKHOLDER

By: _______________________________

(Signature)

Name: _____________________________

[Signature to Voting and Support Agreement]

SCHEDULE A

Ownership of Covered Shares

Name and Address of Stockholder	Covered Shares